value relations

Consulting Agreement

Between

Park Place Energy Inc.

and

Value Relations GmbH

Value Relations GmbH

Business address: Gartenstraße 46, 60596 Frankfurt/Main, Germany
Tel.: +49 (69) 959246 – 0
Fax.: +49 (69) 959246– 20
E-Mail: info@vrir.de

Registered Office: Frankfurt am Main (Amtsgericht Frankfurt HRB 57043)

Managing Director: Christoph Brüning

Account: Frankfurter-Sparkasse 1822
Account: 200252313
Bank Code: 500 502 01
SWIFT: fras.de.ff

IR - Consulting Agreement

between:

Park Place Energy Inc.
1220, 666 Burrard Street
Vancouver, BC,
Canada V6C 2X8

(the "Company")

and:

Value Relations GmbH
Gartenstraße 46
60596 Frankfurt/Main
GERMANY

a company duly organized under the laws of the Federal Republic of Germany

("VR").

This Agreement dated **15.05.2007** (the "Agreement").

It is hereby agreed that,

1. Services

VR shall act as the Company's Strategic Investor Relations consultant in Germany / Austria / Switzerland and in that capacity will advise and assist the Company in structuring, scheduling, coordinating and organizing the following services:

Value Relations will manage, organize and coordinate the following activities:

1. Investor relations and Public relations consulting services
2. Translation and distribution of recent news releases/ researches etc.
3. Supervise and analyze activities in the online community / e-community
4. Online / email campaigns including (SCT and stockreport.net).
   Budget Euro 30.000 per campaign
5. Translation of website into German (Euro 2,500)
6. Düsseldorf Stock Day September 2007 (Euro 9,000)
7. Frankfurt Stock Day October 2007 (Euro 9,000)
8. Three-day Road show – venues to be agreed (Euro 4,000 per day)
9. Stock Day Report distribution to 200.000 people - 4.000 subscribers – (Euro 12.000) including Editorial, Interview, 5 Updates and 4*1/2 page adds

2. Fees and Reimbursable Costs – Basic Program 2006

In exchange for the services rendered under this Agreement, the Company will compensate VR as follows:

(a) VR shall receive a monthly fee of Euro 3,000 (items 1-3 above). The payment of EUR 9,000 is due after contract signature (3-months pre-payment). The remaining fee shall be compensated quarterly payments each of EUR 9,000 by wire to our account commencing on the first day of month four of the agreement.

VR shall also receive 500,000 warrants – valid for three (3) years.

(b) All costs associated with the engagement by VR of external advisors – with the prior consent of the Company – including expenses for printing, advertising and other costs related thereto, shall be borne by the Company.

(c) In addition to the aforementioned fees, the Company shall reimburse VR for all charges and expenses which VR incurs in connection with its fulfillment of this agreement. If, in an individual case, such amounts exceed Euro 1,000 (in words: EUR one thousand), the Company's consent must be sought in advance and such consent may only be refused for good cause. Reimbursable charges and expenses shall be combined and paid at the end of each month.

3. Principles of Collaboration

(d) VR shall be free to offer services pursuant to Section 1 to other companies.

(e) The Company shall use its best efforts to supply VR with any and all IR-related information in a timely manner, as long as the provision of such information is in accordance with all relevant laws and regulations. The Company obligates itself to obey all applicable laws and requirements of any stock exchanges segment in which its shares are traded.

4. Liability

(f) VR's liability shall be limited to the event of intention and gross negligence on its part.

(g) The Company and its current shareholders shall indemnify and hold harmless VR from any and all legal actions, loss, claim, liability, damage, injury or expense brought by third parties, arising in connection with this Agreement, provided that they are not based upon intention or gross negligence on the part of VR. The Company shall bear all costs incurred in connection therewith. The obligation to assume responsibility for costs shall not be affected by a termination of this Agreement.

(h) VR shall not be responsible for the completeness or accuracy of information made available to it within the scope of this Agreement by the Company, or current shareholders or external advisors of the Company.

5. Information and Confidentiality

(i) The consulting services and assistance rendered by VR within the scope of this Agreement shall be for the exclusive use of the Company and its external advisors.

(j) All publicity and press releases issued during the contractual term of this Agreement shall be coordinated in advance with VR.

(k) All confidential information regarding the Company and its current shareholders which comes into VR's possession during the course of its activities in connection with this Agreement - and which is designated as such - shall be treated by VR as confidential. VR may not allow third parties access to such information without the express consent of the Company unless such disclosure is required by law or legally proper. The duty to maintain confidentiality does not extend to facts which were already known to VR or are already in the public domain.

6. Term and Termination

(l) This Agreement shall commence 15.05.2007 (the "Closing Date") and shall continue for a term of twelve (12) months (the "Term").

(m) This Agreement may not be terminated by either of the parties before the end of the Term. The Termination shall not extinguish any of the parties' existing or accrued claims.

7. Miscellaneous

(n) Upon prior consultation with the Company, VR shall announce its engagement in connection with this Agreement in the usual fashion through media and print notices.

(o) VR shall not be entitled to make declarations to third parties or otherwise enter into obligations for or in the name of the Company unless the Company has expressly authorized VR to do so.

(p) Any amendments to this Agreement must be made in writing in order to be deemed valid.

(q) This Agreement is governed by the laws of the Federal Republic of Germany. Provided it is legally permissible, the exclusive jurisdiction and forum for all disputes arising from or in connection with this Agreement shall be Frankfurt am Main.

(r) If a provision of this Agreement is or becomes invalid, then the validity of the remaining provisions shall not be affected thereby. The invalid provision shall be replaced with a provision which, to the extent legally permissible, most closely approximates the commercial purpose of the parties.

(s) This Agreement shall be executed in two counterparts.

Park Place Energy Inc.	Value Relations GmbH
David Stadnyk	Christoph Brüning
President and CEO	Managing Partner